September 14, 1999


CompleTel Europe N.V.
Drentestraat 24
1083 HK Amsterdam
The Netherlands



RE.:14% SERIES B SENIOR SUBORDINATED NOTES DUE 2009
    FORM S-4 REGISTRATION STATEMENT, FILE NO. 333-82305



Ladies and Gentlemen:

We have acted as Netherlands tax counsel to CompleTel Europe N.V., a Netherlands company (the "Company"), in connection with the filing by the Company under the Securities Act of 1933, as amended (the "Act"), of a registration statement on Form S-4 with the United States Securities and Exchange Commission (the "Registration Statement"). Pursuant to the Registration Statement, up to $147,500,000 aggregate principal amount at maturity of the Company's outstanding 14% Senior Discount Notes due 2009 (the Outstanding Notes") are exchangeable for up to a like principal amount of the Company's 14% Series B Senior Discount Notes due 2009 (the "Exchange Notes," the Outstanding Notes together with the Exchange Notes, the "Notes," and the offer of the Company to exchange the Exchange Notes for the Outstanding Notes, the "Exchange Offer"). The Outstanding Notes were, and the Exchange Notes will be, issued pursuant to an indenture dated as of February 16, 1999 among the Company, CompleTel ECC B.V. as Guarantor and U.S. Bank Trust National Association as Trustee (the "Indenture").

We have prepared the discussion in the Registration Statement under the caption "Certain Tax Considerations - Certain Netherlands Income Tax Consequences," which is only addressing the Dutch fiscal aspects applicable to "non-resident holders." It is our opinion that the discussion under that caption describes the expected material Dutch fiscal consequences of the Exchange for the "non-resident holders" of the Notes, subject to the conditions, limitations and assumptions described therein.

We express no opinion as to any law other than the tax laws of The Netherlands in force at the date hereof as applied and interpreted according to present case law of the Netherlands courts, administrative rulings and authoritative tax law scholars. We have no obligation to update this opinion. Our opinion has no binding effect on the Dutch tax authorities and/or Dutch courts. The Dutch tax authorities may take a position contrary to our opinion and if the matter is litigated, a court may reach a decision contrary to our opinion.

Our opinion is based on the facts and agreements set forth in the Registration Statement, the Indenture and the Note Registration Rights Agreement, dated February 16, 1999, among the Company and the Initial Purchasers (collectively, the "Note Documents"), which we assume set forth the complete agreement among the parties with respect to the Notes. We assume that the Note Documents will be properly executed in the form submitted to and examined by us and referred to herein and will be valid and binding when executed.

Our opinion may change if (i) applicable law changes (which may have retroactive effect), (ii) any of the facts with respect to the Exchange are inaccurate, incomplete or change or (iii) the conduct of the parties with respect to the Exchange is materially inconsistent with the facts reflected in the Note Documents.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein.

Yours sincerely,

ARTHUR ANDERSEN
Belastingadviseurs


By:
/s/ Sander Kloosterhof
----------------------
    Sander Kloosterhof